EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

DECEMBER 22, 2003

SUBJECT: FINANCIAL RESULTS

Contact:	Peter Zentz Corporate Communications Manager or Frank Dunne, Vice President, CFO & Treasurer (508) 563-1000

Benthos Announces Fourth Quarter and Fiscal 2003 Results

NORTH FALMOUTH, MASSACHUSETTS, DECEMBER 22, 2003 . . . BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the fourth quarter and the fiscal year ended September 30, 2003. Net sales for the quarter were $3,847,000, an increase of 17.5% over sales of $3,275,000 in the fourth quarter of the previous fiscal year. Net income for the quarter was $822,000, or $0.59 per diluted share, compared to a net loss of $3,292,000, or ($2.32) per share, in the fourth quarter of fiscal 2002. Net income for the fourth quarter of fiscal 2003 includes a pre-tax gain of $2,208,000, realized as a result of the Company’s sale of some of its real estate holdings in North Falmouth.

Sales in the TapTone Package Inspection Systems Division in the fourth quarter of fiscal 2003 were $1,609,000, a 21.5% increase over sales of $1,324,000 in the fourth quarter of 2002. Fourth quarter 2003 sales in the Undersea Systems Division were $2,238,000, a 14.7% increase compared to sales of $1,951,000 in the same period last year.

For the full year of fiscal 2003, sales in the TapTone Package Inspection Systems Division increased 19.9%, to a record $7,325,000, as compared with $6,109,000 in fiscal 2002. Sales in the Undersea Systems Division decreased by 16.5% to $9,699,000 as compared to $11,611,000 in fiscal 2002. Overall, net sales for the entire Company for fiscal 2003 were $17,024,000, a decrease of 3.9% when compared to $17,720,000 for last year. The net income for fiscal 2003 was $573,000 or $0.41 per diluted share, compared to a net loss of $3,513,000 or ($2.54) per share for fiscal 2002. The results for the full year of fiscal 2003 include the pre-tax gain of $2,208,000 for the real estate sale mentioned previously.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “Fiscal 2003 was a year of steady accomplishments at Benthos as we continued reinventing the Company to compete in today’s market environment. For the second consecutive year, the TapTone Package Inspection Systems Division has had a nearly 20% increase in year-to-year sales. Although our Undersea Systems Division reported a decrease compared to fiscal 2002 sales, the Division actually experienced a 3.9% increase in shipments excluding the one time sale in fiscal 2002 of the multi-million dollar order for 48 remotely operated vehicles (ROV’s).

“Our balance sheet was strengthened and monthly financial burdens will be lessened as a result of the sale of some of the Company’s excess land holdings. The Company is now operating more efficiently out of a single consolidated facility where we are continuing toward our goal of becoming a truly lean enterprise.”

“The TapTone Division has benefited greatly from the introduction of the T500-F Force Sensor that began shipping in the second quarter of fiscal 2003. The T500-F is used to inspect nitrogen-dosed and carbonated beverage containers. These containers are among the most widely used in the world. The recent introduction of the T500-C Compression Sensor should also benefit the Division. An extension of the T500-F, the T500-C is specifically designed also to find leaks in non-carbonated flexible plastic bottles at production speeds, opening another market to the Company.”

“Our Undersea Systems Division introduced a new generation of geophysical products in fiscal 2003. The highlight among them is the C3D High Resolution Side Scan Sonar system. This system, which is used to obtain detailed 3-dimensional images of the seafloor, is receiving wide praise from industry professionals for its performance and the high-quality data it obtains.”

“As we progress into fiscal 2004, we believe that the Company is operating at a much higher efficiency level than in the past. Gross margins have improved to 37.0% compared to 28.1% in fiscal 2002. We will be introducing additional new products in coming quarters, and will be heavily marketing these systems and those already introduced to gain maximum market share. We look forward to a year of continued progress at Benthos.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release and in oral statements which may be made by representatives of the Company relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing as well as the factors described in this news release, including anticipated growth of our TapTone Package Inspection and geophysical product lines and the progress of lean manufacturing training techniques. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

Assets	September 30, 2003	September 30, 2002
Current Assets:
Cash and Cash Equivalents	$204	$76
Accounts Receivable, Net	2,535	2,871
Inventories	3,076	3,210
Income Taxes Receivable	—	393
Prepaid Expenses and Other Current Assets	153	148
Deferred Tax Asset	—	1,500
Note Receivable and Other Receivable – Real Estate	1,150	—

Total Current Assets	7,118	8,198
Property, Plant and Equipment, Net	1,568	1,599
Goodwill	576	576
Other Assets, Net	508	1,216

	$9,770	$11,589

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$879	$786
Line of Credit	—	400
Accounts Payable	2,160	1,866
Accrued Expenses	1,161	1,503
Customer Deposits and Deferred Revenue	261	540

Total Current Liabilities	4,461	5,095

Long-Term Debt, Net of Current Portion	534	2,292

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value- Authorized – 7,500 Shares Issued – 1,653 Shares at September 30, 2003 and 2002	110	110
Capital in Excess of Par Value	1,569	1,569
Retained Earnings	3,727	3,154
Treasury Stock, at Cost	(631)	(631)

Total Stockholders’ Investment	4,775	4,202

	$9,770	$11,589

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2003	2002	2003	2002
Net Sales	$3,847	$3,275	$17,024	$17,720
Cost of Sales	2,652	3,269	10,728	12,769

Gross Profit	1,195	6	6,296	4,951

Selling, General & Administrative Expenses	1,211	1,023	4,956	4,919
Research and Development Expenses	433	399	1,700	1,396
Amortization of Acquired Intangibles	60	60	239	239
Goodwill Impairment	—	2,081	—	2,081

Loss from Operations	(509)	(3,557)	(599)	(3,684)

Interest Income	1	1	3	4
Interest Expense	(47)	(56)	(208)	(248)
Gain on Sale of Real Estate	2,208	—	2,208	—

Income (Loss) before Provision
(Benefit) for Income Taxes	1,653	(3,612)	1,404	(3,928)
Provision (Benefit) for Income Taxes	831	(320)	831	(415)

Net Income (Loss)	$822	$(3,292)	$573	$(3,513)

Basic Income (Loss) Per Share	$.59	$(2.38)	$.41	$(2.54)

Diluted Income (Loss) Per Share	$.59	$(2.38)	$.41	$(2.54)

Weighted Average Number of Shares Outstanding	1,383	1,383	1,383	1,383

Weighted Average Number of Shares Outstanding, Assuming Dilution	1,398	1,383	1,389	1,383